Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Strong Second Quarter

•                  Consolidated sales up 12.3% to $720.5 million

•                  Consolidated same store sales increased 4.8% compared to 2.1% in the fiscal 2009 second quarter

•                  Consolidated gross profit and operating margins expanded 70 and 40 bps, respectively

•                  GAAP Net earnings of $34.6 million, up 41%

•                  2Q10 diluted earnings per share of $0.19, up 46.2% compared to $0.13 in the fiscal 2009 second quarter

•                  Adjusted EBITDA of $99.2 million, up 16.3%

•                  Reduced long-term debt by $50 million

DENTON, Texas, April 29, 2010 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for the fiscal 2010 second quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for the fiscal 2010 second quarter were $720.5 million, an increase of 12.3% from the fiscal 2009 second quarter, and include a positive impact from foreign currency exchange of $11.6 million, or 1.8% of sales.  Same store sales in the fiscal 2010 second quarter grew 4.8% compared to 2.1% in the fiscal 2009 second quarter.  Net earnings(1) in the fiscal 2010 second quarter were $34.6 million; growth of 40.5% over GAAP net earnings of $24.6 million in the fiscal 2009 second quarter and growth of 48.5% over adjusted net earnings of $23.3 million in the fiscal 2009 second quarter. Diluted earnings per share (1) in the fiscal 2010 second quarter were $0.19; growth of 46.2% compared to GAAP and adjusted diluted earnings per share of $0.13 in the fiscal 2009 second quarter. Adjusted EBITDA increased 16.3% in the fiscal 2010 second quarter to $99.2 million versus $85.3 million in the fiscal 2009 second quarter.  Total store count at the end of the fiscal 2010 second quarter was 3,953, an increase of 146 stores or growth of 3.8% over the fiscal 2009 second quarter.

“We had an exceptional second quarter and strong year-to-date results across both business segments and paid down $50 million of debt” stated Gary Winterhalter, President and Chief Executive Officer. “Consolidated same store sales grew 4.8% during the quarter --- demonstrating strong growth over positive comps of 2.1% in the second quarter last year.  Consolidated gross profit and operating margins expanded 70 and 40 basis points respectively, while GAAP net earnings grew 41%.  As we head into the second half of the fiscal year we believe the key drivers of our strong performance will continue.”

(1)          Interest rate swap agreements with a notional amount of $350 million expired on November 24, 2009 and did not qualify for hedge accounting treatment.  The Company accounted for these interest rate swap transactions on a marked-to-market basis, whereby changes in the fair value increased or decreased net interest expense. The Company reported changes in fair value as an adjustment to net earnings and earnings per share, both non-GAAP measures.  Post the November 24, 2009 interest swap agreement expiration; it is no longer necessary for the Company to report adjusted net earnings and adjusted earnings per share except when reporting historical financial data.

FISCAL 2010 SECOND QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2010 second quarter, consolidated net sales were $720.5 million, an increase of 12.3% from the fiscal 2009 second quarter, and include a positive impact from foreign currency exchange of $11.6 million, or 1.8% of sales.  The fiscal 2010 second quarter sales increase is attributed to consolidated same stores sales growth of 4.8%, non-store sales from acquisitions, and the addition of new stores through both organic growth and acquisitions.

Gross Profit:  Consolidated gross profit for the fiscal 2010 second quarter was $344.3 million, an increase of 14.0% over gross profit of $302.1 million for the fiscal 2009 second quarter.  Gross profit as a percentage of sales was 47.8%, a 70 basis point improvement from the fiscal 2009 second quarter.  Gross margin expansion was primarily due to improved sales and product mix in business segments, low cost sourcing and improvement in the U.K. business at Sally Beauty Supply.

Selling, General and Administrative Expenses:  For the fiscal 2010 second quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $247.5 million, or 34.4% of sales, a 40 basis point increase from the fiscal 2009 second quarter metric of 34.0% of sales and total SG&A expenses of $218.4 million.  Fiscal 2010 second quarter SG&A expenses increased $29.1 million, or 13.3%.  This increase is primarily due to additional rent, occupancy, and payroll expenses associated with the opening of new stores and acquisitions.  In addition, advertising expenses associated with Sally Beauty’s Customer Relations Management (CRM) campaign were up over fiscal 2009 second quarter.

Unallocated corporate expenses increased $1.9 million to $18.8 million for the fiscal 2010 second quarter compared to $16.9 million in the fiscal 2009 second quarter.  This increase is primarily due to investments in IT, international expansion, and salary and related expenses.

Share-based compensation expense for the fiscal 2010 second quarter increased $0.8 million to $2.4 million, compared to $1.6 million in the fiscal 2009 second quarter.

For the fiscal year 2010, unallocated corporate expenses are expected to increase over the fiscal year 2009 due to higher shared-based compensation, investments in IT, and international expansion.  Unallocated corporate expenses, including share based compensation, are expected to be in the range of $85 million to $90 million in the fiscal year 2010.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2010 second quarter was $28.4 million.  Fiscal 2009 second quarter interest expense was $32.0 million and included $2.2 million of non-cash interest credit for the marked-to-market change in fair value for interest rate swap transactions.  The Company accounted for these transactions on a marked-to-market basis, whereby changes in the fair value increased or decreased net interest expense, and therefore affected reported net earnings and earnings per share.  The interest rate swap agreements with a notional amount of $350 million did not qualify for hedge accounting treatment and expired on November 24, 2009.

Provision for Income Taxes:  Income taxes were $21.4 million for the fiscal 2010 second quarter versus $15.7 million in the fiscal 2009 second quarter.  The effective tax rate in the fiscal 2010 second quarter was 38.2% versus 38.9% in the fiscal 2009 second quarter.  In fiscal year 2010, the Company now expects its effective tax rate to be approximately 38.0% versus previous expectations of approximately 39.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS)(2): Net earnings(1) in the fiscal 2010 second quarter were $34.6 million; growth of 40.5% over GAAP net earnings of $24.6 million in the fiscal 2009 second quarter and growth of 48.5% over adjusted net earnings of $23.3 million in the fiscal 2009 second quarter.   Diluted earnings per share (1) in the fiscal 2010 second quarter were $0.19; growth of 46.2% compared to GAAP and adjusted diluted earnings per share of $0.13 in the fiscal 2009 second quarter.

Adjusted (Non-GAAP) EBITDA (2):  Adjusted EBITDA for the fiscal 2010 second quarter was $99.2 million, an increase of 16.3% from $85.3 million for the fiscal 2009 second quarter.

(2)A detailed table reconciling 2010 and 2009 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Inventory:  Cash and cash equivalents as of March 31, 2010, were $37.4 million. The Company’s asset-based loan (ABL) revolving credit facility began and ended the 2010 second quarter with a zero balance.  Borrowing capacity on the ABL facility was approximately $336.4 million at the end of the fiscal 2010 second quarter.  The Company’s debt, excluding capital leases, totaled $1.6 billion as of March 31, 2010.  During the fiscal 2010 second quarter, the Company paid down $50 million of long-term debt, including a mandatory prepayment on the senior term loan facilities in the amount of $22.3 million.  Net cash provided by operating activities for the first six months of the fiscal year 2010 was $92.9 million

For the first six months of the fiscal year 2010, the Company’s capital expenditures totaled $23.2 million.  Capital expenditures for the fiscal year 2010 are projected to be in the range of $45 million to $50 million, excluding acquisitions.

Inventories as of March 31, 2010 were $579.0 million, an increase of $19.3 million from September 30, 2009.  This increase includes inventory from acquisitions and additional inventory from new store openings.  Inventories increased $40.1 million, or 7.4%, from March 31, 2009.

Business Segment Results:

Sally Beauty Supply

Fiscal 2010 Second Quarter Results for Sally Beauty Supply

•                  Same store sales growth of 4.3%

•                  Sales of $453.6 million, up 10.0% from $412.3 million in the fiscal 2009 second quarter Significant components of growth included: same store sales growth of 4.3%; sales growth from net new store openings of 1.4% and from acquisitions of 2.9%; and a favorable impact from foreign currency exchange of 1.6%

•                  Gross margin of 53.1%, a 100 basis point improvement from 52.1% in the fiscal 2009 second quarter

•                  Segment operating earnings of $79.5 million, up 13.0% from $70.4 million in the fiscal 2009 second quarter

•                  Segment operating margins increased 40 basis points to 17.5% of sales from 17.1% of sales in the fiscal 2009 second quarter

Sales for the Sally Beauty Supply business in the fiscal 2010 second quarter were positively impacted by same store sales growth, new store openings, acquisitions and improvement in the international business.  Gross profit margin was positively impacted by a shift in product and customer mix, low-cost sourcing initiatives and improvement in the U.K. business.  Segment operating earnings increased over the fiscal 2009 second quarter primarily due to higher gross profit.

Beauty Systems Group

Fiscal 2010 Second Quarter Results for Beauty Systems Group

•                  Same store sales growth of 6.1%

•                  Sales of $266.8 million, up 16.4% from $229.2 million in the fiscal 2009 second quarter.  Significant components of growth include: same store sales growth of 6.1% and growth from acquisitions of 9.0%; Sales growth was also positively impacted by new store openings, improved performance in the direct sales consulting business and a favorable impact from foreign currency exchange of 2.1%

•                  Gross margin of 38.7%, up 60 basis points from 38.1% in the fiscal 2009 second quarter

•                  Segment earnings of $26.0 million, up 27.8% from $20.4 million in the fiscal 2009 second quarter

•                  Segment operating margins increased by 90 basis points to 9.8% of sales from 8.9% of sales in the fiscal 2009 second quarter

Sales improvement for Beauty Systems Group was primarily driven by sales growth from new and existing stores, acquisitions, improved performance in the direct consulting business and favorable foreign currency exchange.  Gross margin expansion was primarily due to improved sales and product mix, expansion in new and existing territories, and improved performance in the franchise business.  Segment earnings improvement is primarily due to improvement in gross profit, ongoing cost reduction initiatives and savings realized from the warehouse optimization project.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-9626 (International:  651-291-5254).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) April 29, 2010 through May 13, 2010 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 154234.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.6 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,900 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply

stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our Armstrong McCall, L.P. business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt ; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2009, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2010	2009	% CHG	2010	2009	% CHG

Net sales	$720,467	$641,511	12.3%	$1,425,318	$1,287,087	10.7%
Cost of products sold and distribution expenses	376,183	339,399	10.8%	747,819	681,431	9.7%
Gross profit	344,284	302,112	14.0%	677,499	605,656	11.9%
Selling, general and administrative expenses (1)	247,496	218,420	13.3%	498,268	443,948	12.2%
Depreciation and amortization	12,430	11,471	8.4%	24,320	23,218	4.7%
Operating earnings	84,358	72,221	16.8%	154,911	138,490	11.9%
Interest expense, net (2) (3)	28,414	31,969	-11.1%	56,894	71,642	-20.6%
Earnings before provision for income taxes	55,944	40,252	39.0%	98,017	66,848	46.6%
Provision for income taxes	21,384	15,657	36.6%	37,331	26,194	42.5%
Net earnings	$34,560	$24,595	40.5%	$60,686	$40,654	49.3%

Net earnings per share:
Basic	$0.19	$0.14	35.7%	$0.33	$0.22	50.0%
Diluted	$0.19	$0.13	46.2%	$0.33	$0.22	50.0%

Weighted average shares:
Basic	181,942	181,682		181,915	181,630
Diluted	183,975	183,025		183,885	182,990

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	53.1%	52.1%	100	52.8%	52.0%	80
BSG Segment Gross Profit Margin	38.7%	38.1%	60	38.7%	38.3%	40
Consolidated Gross Profit Margin	47.8%	47.1%	70	47.5%	47.1%	40
Selling, general and administrative expenses	34.4%	34.0%	40	35.0%	34.5%	50
Operating Margin	11.7%	11.3%	40	10.9%	10.8%	10
Net Earnings Margin	4.8%	3.8%	100	4.3%	3.2%	110

Effective Tax Rate	38.2%	38.9%	(70)	38.1%	39.2%	(110)

(1)

Selling, general and administrative expenses include share-based compensation of $2.4 million and $1.6 million for the three months ended March 31, 2010 and 2009; and $7.4 million and $5.2 million for the six months ended March 31, 2010 and 2009, respectively.

(2)

Interest expense is net of interest income of $0.1 million and includes non-cash income of $2.2 million of marked-to-market adjustments for certain interest rate swaps for the three months ended March 31, 2009.

(3)

Interest expense, net of interest income of $0.1 million and $0.2 million for the six months ended March 31, 2010 and 2009, includes non-cash income of $2.4 million and non-cash expense of $0.8 million of marked-to-market adjustments for certain interest rate swaps for the six months ended March 31, 2010 and 2009, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2010	2009	% CHG	2010	2009	% CHG
Net sales:
Sally Beauty Supply	$453,634	$412,338	10.0%	$891,949	$822,875	8.4%
Beauty Systems Group	266,833	229,173	16.4%	533,369	464,212	14.9%
Total net sales	$720,467	$641,511	12.3%	$1,425,318	$1,287,087	10.7%

Operating earnings:
Sally Beauty Supply	$79,520	$70,379	13.0%	$150,626	$135,665	11.0%
Beauty Systems Group	26,027	20,359	27.8%	51,624	40,595	27.2%
Segment operating earnings	$105,547	$90,738	16.3%	$202,250	$176,260	14.7%

Unallocated corporate expenses (1)	(18,806)	(16,933)	11.1%	(39,968)	(32,575)	22.7%
Share-based compensation	(2,383)	(1,584)	50.4%	(7,371)	(5,195)	41.9%
Interest expense, net of interest income	(28,414)	(31,969)	-11.1%	(56,894)	(71,642)	-20.6%
Earnings before provision for income taxes	$55,944	$40,252	39.0%	$98,017	$66,848	46.6%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.5%	17.1%	40	16.9%	16.5%	40
Beauty Systems Group	9.8%	8.9%	90	9.7%	8.7%	100
Consolidated operating profit margin	11.7%	11.3%	40	10.9%	10.8%	10

(1)           Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2010	2009	% CHG	2010	2009	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$34,560	$24,595	40.5%	$60,686	$40,654	49.3%
Add:
Depreciation and amortization	12,430	11,471	8.4%	24,320	23,218	4.7%
Share-based compensation (1)	2,383	1,584	50.4%	7,371	5,195	41.9%
Interest expense, net of interest income (2) (3)	28,414	31,969	-11.1%	56,894	71,642	-20.6%
Provision for income taxes	21,384	15,657	36.6%	37,331	26,194	42.5%
Adjusted EBITDA (Non-GAAP)	$99,171	$85,276	16.3%	$186,602	$166,903	11.8%

Net earnings (per GAAP)	$34,560	$24,595		$60,686	$40,654
Add (Less):
Marked-to-market adjustment for certain interest rate swaps (4)	—	(2,214)	-100.0%	(2,356)	793	-397.1%
Tax provisions for the marked-to-market adjustment (5)	—	886	-100.0%	919	(317)	-389.7%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$34,560	$23,267	48.5%	$59,249	$41,130	44.1%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.19	$0.13	46.2%	$0.33	$0.23	43.5%
Diluted	$0.19	$0.13	46.2%	$0.32	$0.22	45.5%

Weighted average shares:
Basic	181,942	181,682		181,915	181,630
Diluted	183,975	183,025		183,885	182,990

(1)

Share-based compensation for the six months ended March 31, 2010 and 2009 includes $2.5 million and $2.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)

Interest expense is net of interest income of $0.1 million and includes non-cash income of $2.2 million of marked-to-market adjustments for certain interest rate swaps for the three months ended March 31, 2009.

(3)

Interest expense, net of interest income of $0.1 million and $0.2 million for the six months ended March 31, 2010 and 2009, includes non-cash income of $2.4 million and non-cash expense of $0.8 million of marked-to-market adjustments for certain interest rate swaps for the six months ended March 31, 2010 and 2009, respectively.

(4)	Certain interest rate swap agreements were subject to a marked-to-market adjustments until their expiration in November 2009.

(5)

The tax provisions for the marked-to-market adjustments were calculated using an estimated effective tax rate of 39.0% for the six months ended March 31, 2010 and 40.0% for the three and six months ended March 31, 2009.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2010	2009	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,920	2,847	73
Franchise stores	26	26	—
Total Sally Beauty Supply	2,946	2,873	73
Beauty Systems Group:
Company-operated stores (3)	848	771	77
Franchise stores	159	163	(4)
Total Beauty System Group	1,007	934	73
Total	3,953	3,807	146

BSG distributor sales consultants (end of period) (1)	1,106	961	145

	2010	2009	Basis Pt Chg
Second quarter company-operated same store sales growth (2)
Sally Beauty Supply	4.3%	2.0%	230
Beauty Systems Group	6.1%	2.3%	380
Consolidated	4.8%	2.1%	270

Six months ended March 31 company-operated same store sales growth (2)
Sally Beauty Supply	4.0%	0.9%	310
Beauty Systems Group	5.2%	1.5%	370
Consolidated	4.3%	1.1%	320

(1)	Includes 395 and 314 distributor sales consultants as reported by our franchisees as of March 31, 2010 and 2009, respectively.

(2)

Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented but does not generally include stores relocated.

(3)	BSG company-operated stores, at March 31, 2010, includes 43 stores resulting from the September 30, 2009 acquisition of Schoeneman Beauty Supply, Inc.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	March 31, 2010	September 30, 2009
Financial condition information (at period end):
Working capital	$366,132	$341,733
Cash and cash equivalents	37,420	54,447
Property and equipment, net	164,895	151,252
Total assets	1,531,527	1,490,732
Total debt, including capital leases	1,639,087	1,677,530
Total stockholders’ (deficit) equity	(554,848)	(615,451)

	As of
	March 31, 2010	Interest Rates
Debt position excluding capital leases (at period end)

Revolving ABL Facility	$—	(i) Prime + up to 0.50% or (ii) Libor + 1.0-1.5%

Senior Term A Loan (1)	54,716	(i) Prime + 1.0-1.5% or (ii) Libor + 2.0-2.5%

Senior Term B Loan (1)	863,856	(i) Prime + 1.25-1.5% or (ii) Libor + 2.25-2.5%

Other (2)	7,576	4.05% to 6.75%

Senior Notes	430,000	9.25%

Senior Subordinated Notes	275,000	10.50%

Total debt	$1,631,148

Debt maturities excluding capital leases (3)
FY2010	$1,924
FY2011	1,792
FY2012	56,098
FY2013	9,506
FY2014	856,828
Thereafter	705,000
Total debt	$1,631,148

(1)	The interest rates on $300.0 million of these loans are fixed by interest rate swaps which expire in May 2012.

(2)	Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group NV

(3)	Amounts shown for specific years do not reflect payments that might be required after fiscal year 2010 as a result of the excess cash-flows test of the Term Loans.